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                                                               EXHIBIT 11.1

                    AUTO-BY-TEL CORPORATION AND SUBSIDIARIES

           EXHIBIT 11.1--STATEMENT RE: COMPUTATION OF LOSS PER SHARE (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

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                                                       INCEPTION
                                                      (JANUARY 31,
                                                        1995) TO     YEAR ENDED
                                                      DECEMBER 31,  DECEMBER 31,
                                                          1995          1996
                                                      ------------  ------------
Net loss............................................. $(1,030,000)  $(6,035,000)
                                                      ===========   ===========
Shares used in computing loss per share:
  Weighted average common shares outstanding.........  12,406,816    12,406,816
  Net effect of Convertible Preferred Stock--using
   the as-converted method...........................   1,063,396     1,593,427
  Net effect of stock options issued at less than the
   IPO price within twelve months, based on the
   treasury stock method.............................   1,792,050     1,792,050
                                                      -----------   -----------
                                                       15,262,262    15,792,293
                                                      ===========   ===========
Net loss per common and equivalent share............. $     (0.07)  $     (0.38)
                                                      ===========   ===========
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